Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Civitas Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other(1)	3,565,000(2)	$67.90(1)	$242,063,500	$0.0001476	$35,728.57
Total Offering Amounts					$242,063,500		$35,728.57
Total Fee Offsets							—
Net Fee Due							$35,728.57

(1)	Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”); this price is equal to the average of the high and low prices of the common stock, par value $0.01 per share (“Common Stock”), of Civitas Resources, Inc. as reported on the New York Stock Exchange on June 4, 2024.

(2)	This registration statement registers an aggregate of 3,565,000 shares of Common Stock of Civitas Resources, Inc. for issuance under the Civitas Resources, Inc. 2024 Long Term Incentive Plan (the "Plan"), which includes 465,000 shares to allow for the recycling of shares back into the Plan in connection with share withholding or expirations, cancellations, forfeitures, or terminations with respect to Plan awards. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares of Common Stock of Civitas Resources, Inc. that may from time to time be offered or issued pursuant to the Plan, as amended or restated from time to time, by reason of stock splits, stock dividends or similar transactions.